Exhibit 99.1

The transactions described in this report involve securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transactions described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

October 16, 2018

Press Release

Company name: Showa Shell Sekiyu K.K.

Representative Director, President, Executive Officer, CEO

Tsuyoshi Kameoka

(Company Code: 5002, TSE 1st Section)

Contact person:

Tomoji Nakamura, General Manager, Public Affairs Division

(TEL: +81-3-5531-5793)

Company name: Idemitsu Kosan Co., Ltd.

Representative Director and CEO: Shunichi Kito

(Company Code: 5019, TSE 1st Section)

Contact person:

Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department

(TEL: +81-3-3213-9307)

Announcement Regarding Execution of Share Exchange Agreement and Business Integration

Showa Shell Sekiyu K.K. (“Showa Shell”) and Idemitsu Kosan Co., Ltd. (“Idemitsu Kosan”) (collectively, the “Companies”) have continued discussions toward executing the share exchange agreement, regarding the business integration (the “Business Integration”) agreed by the Companies based on the Business Integration Agreement dated July 10, 2018. In this connection, the Companies hereby announce that the Companies, today, (i) respectively held boards of directors meetings which resolved to execute an agreement (the “Share Exchange Agreement”) regarding the share exchange (the “Share Exchange”) in which Idemitsu Kosan will become a wholly owning parent company and Showa Shell will become a wholly owned subsidiary company, subject to the approvals from the Companies’ shareholders’ meetings and the relevant authorities, and (ii) executed the Share Exchange Agreement. Also, Idemitsu Kosan hereby announces that its board of directors meeting resolved today human affairs regarding directors, statutory auditors and other officers, the target profit, and other matters of Idemitsu Kosan after the Business Integration (the “New Integrated Company”), as follows.

Showa Shell’s board of directors meeting resolved today to submit a proposal, at its extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, concerning an amendment to its articles of incorporation in which the provision regarding the record date to exercise the voting rights will be deleted, subject to the Share Exchange Agreement not ceasing to be effective (for more details, please refer to today’s press release by Showa Shell, titled “Announcement Regarding Partial Amendment to the Articles of Incorporation”). Also, Idemitsu Kosan’s board of directors meeting resolved today to submit a proposal, at its extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, concerning an amendment to its articles of incorporation in which the convener and the chairman of its shareholders’ meeting and board of directors meeting will be changed, etc., subject to a condition precedent that the Share Exchange becomes effective (for more details, please refer to today’s press release by Idemitsu Kosan, titled “Announcement Regarding Partial Amendments to Articles of Incorporation”).

1.	Outline of the Business Integration

(1)	Purpose of the Business Integration

As set forth in the press release dated July 10, 2018, titled “Announcement Regarding Execution of Business Integration Agreement”, Showa Shell and Idemitsu Kosan intend to reinforce the enterprise value of the Companies by implementing the Business Integration through the Share Exchange, (i) in the short term, by maximizing synergies and aiming to create an entity with industry-leading competitiveness, and (ii) in the medium to long-term, by evolving into a resilient corporate entity through promoting the optimization of their business structure and of their environment, society and governance initiatives.

(2)	Method for the Business Integration

The Companies will implement a share exchange on April 1, 2019 (scheduled) in which Idemitsu Kosan will distribute its shares to shareholders of Showa Shell and acquire all of the issued shares of Showa Shell, subject to the approvals from the Companies’ extraordinary shareholders’ meetings scheduled to be held on December 18, 2018 and the relevant authorities.

(3)	Schedule for the Business Integration

Execution of the Business Integration Agreement	July 10, 2018
Resolution of board of directors meetings of the Companies concerning approval of the execution of the share exchange agreement	October 16, 2018 (today)
Execution of the share exchange agreement (agreement on the share exchange ratio)	October 16, 2018 (today)
Public notice of the record date of the Companies’ extraordinary shareholders’ meetings	October 17, 2018 (scheduled)
Record date of the Companies’ extraordinary shareholders’ meetings	November 1, 2018 (scheduled)
The Companies’ extraordinary shareholders’ meetings	December 18, 2018 (scheduled)
Last trading date (Showa Shell)	March 26, 2019 (scheduled)
Date of delisting (Showa Shell)	March 27, 2019 (scheduled)
Effective date of the Share Exchange	April 1, 2019 (scheduled)

(Note)

If it is necessary to amend the schedule because of notifications to the relevant authorities, etc. such as the procedures required by the relevant foreign competition authorities, registrations, acquisition of permissions/approvals, or other preparations for the Business Integration, or for other reasons, the Companies will announce the amended schedule upon mutual discussions and agreement.

(4)	Details of allocation in the Share Exchange (the share exchange ratio)

	Idemitsu Kosan	Showa Shell
Share exchange ratio	1	0.41

(Note 1)

Share allocation ratio

0.41 shares of Idemitsu Kosan common stock will be allocated for every one share of Showa Shell common stock. If there are any material changes in the financial conditions or business performance of Showa Shell or Idemitsu Kosan, or such changes become evident, the Companies may amend the above share exchange ratio through mutual discussions.

(Note 2)

Number of shares to be allocated through the Share Exchange At the time of the Share Exchange, Idemitsu Kosan will allocate and deliver 105 million shares (planned) of common stock to the shareholders of Showa Shell (meaning shareholders after the cancellation of Showa Shell’s treasury shares described below, and excluding Showa Shell and Idemitsu Kosan) as of the time immediately before Idemitsu Kosan acquires all of the issued shares of Showa Shell through the Share Exchange (the “Reference Time”). Idemitsu Kosan will, at the allotment and delivery of its shares, appropriate the treasury shares it holds, although the number of treasury shares to be appropriated has not been decided to date.

Showa Shell will at the Reference Time cancel all treasury shares it holds as of the Reference Time (including shares to be acquired by Showa Shell in response to dissenting shareholders’ demands in relation to the Share Exchange to purchase their shares as stipulated in Article 785, paragraph 1 of the Companies Act) upon a resolution of Showa Shell’s board of directors meeting to be held by the day immediately preceding the effective date of the Share Exchange (the “Effective Date”). The number of shares to be allocated and delivered through the Share Exchange may change due to change of the number of Showa Shell’s treasury shares and for other reasons.

As set forth in the press release dated July 10, 2018, titled “Announcement Regarding Acquisition of Treasury Shares”, Idemitsu Kosan is continuing to acquire its treasury shares, the upper limit of which is 12 million shares of Idemitsu Kosan and 55 billion yen, and the acquisition period will end on December 28, 2018.

(Note 3)

Treatment of shares constituting less than one unit

It is expected that some shareholders will hold shares constituting less than one unit (100 shares) of Idemitsu Kosan stock as a result of the Share Exchange. Such shareholders will not be able to sell such shares constituting less than one unit of Idemitsu Kosan on any financial instruments exchange markets.

Shareholders who will hold shares constituting less than one unit of Idemitsu Kosan may use the following systems on and after the Effective Date.

i.	System to demand purchase of shares constituting less than one unit (sale of shares constituting less than one unit)

Shareholders who will hold shares constituting less than one unit of Idemitsu Kosan stock may demand that Idemitsu Kosan purchase their shares constituting less than one unit pursuant to Article 192, paragraph 1 of the Companies Act.

ii.	System to further purchase shares constituting less than one unit (purchase shares required to constitute one unit)

Shareholders who will hold shares constituting less than one unit of Idemitsu Kosan stock may purchase from Idemitsu Kosan the number of shares required, together with the number of shares constituting less than one unit they hold, to constitute one unit (100 shares) pursuant to Article 194, paragraph 1 of the Companies Act and the relevant provision of Idemitsu Kosan’s articles of incorporation.

(Note 4)	Treatment of any fractional shares

For the current shareholders of Showa Shell who will receive a fraction less than one share of Idemitsu Kosan stock upon the Share Exchange, Idemitsu Kosan will pay cash to each such shareholder for the value of such fractional shares pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

(5)	Voting rights of shareholders of Showa Shell to whom Idemitsu Kosan’s common stock will be allotted and delivered at the Share Exchange

Idemitsu Kosan’s board of directors meeting will resolve, by the Effective Date, to grant to shareholders of Showa Shell to whom Idemitsu Kosan’s common stock will be allotted and delivered at the Share Exchange, voting rights in relation to such Idemitsu Kosan’s common stock which will be able to be exercised at its annual shareholders’ meeting to be held in June, 2019 pursuant to Article 124, paragraph 4 of the Companies Act, subject to a condition precedent that (i) the amendment to Showa Shell’s articles of incorporation, announced today, in which the provision regarding the record date to exercise voting rights is deleted, becomes effective, and (ii) the Share Exchange becomes effective.

2.	Basis for the Calculation of the Share Exchange Ratio of the Share Exchange

(1)	Basis and reasons for the share exchange ratio

Showa Shell and Idemitsu Kosan carefully negotiated and discussed the share exchange ratio, referring to the share exchange ratio calculated by third party financial advisors appointed by each company, using the respective share prices as the main criterion, and based on the results of due diligence reviews mutually carried out by the Companies and the profit of the Companies’ shareholders, etc. After prudent and thorough discussions, the Companies have come to an agreement and concluded that the share exchange ratio described in 1. (4) above is appropriate.

(2)	Matters related to the calculation

(i)	Names of the financial advisors and their relationships with the Companies

In order to ensure the fairness of the share exchange ratio of the Share Exchange for each company’s shareholders, each company appointed third party financial advisors for the calculation of the ratio. Showa Shell retained Lazard Frères K.K. (“Lazard”) and Mizuho Securities Co., Ltd. (“Mizuho Securities”), and Idemitsu Kosan retained JPMorgan Securities Japan Co., Ltd., Goldman Sachs Japan Co., Ltd., and Daiwa Securities Co. Ltd. Although Showa Shell and Idemitsu Kosan have obtained loans from a bank in Mizuho Securities’ group, Mizuho Securities and its group banks have developed and implemented appropriate conflict of interest management systems in accordance with the applicable laws. As Showa Shell determined that appropriate measures to prevent inappropriate practices had been implemented in connection with the calculation of the share exchange ratio, Showa Shell retained Mizuho Securities as a third party financial advisor. None of the other third party financial advisors of Showa Shell or Idemitsu Kosan has any material interest to be noted in connection with the Share Exchange.

(ii)	Overview of the calculation

Please refer to Schedule 1 “Overview of the calculation related to the share exchange ratio by each third party financial advisor” for an overview of the results of their calculation.

(3)	Prospect of and reasons for delisting

As a result of the Share Exchange, on April 1, 2019, the Effective Date, Idemitsu Kosan will acquire all of the issued shares of Showa Shell. Prior to such date, Showa Shell common stock will be delisted on March 27, 2019 (the last trading date will be March 26, 2019) under the prescribed procedures in accordance with the criteria for delisting of shares from the first section of the Tokyo Stock Exchange. After the delisting, Showa Shell common stock will not be able to be traded on the first section of the Tokyo Stock Exchange. However, shareholders of Showa Shell will be allocated Idemitsu Kosan common stock as described in 1. (4) above pursuant to the Share Exchange Agreement.

(4)	Measures to ensure fairness

(i)	Obtaining valuation reports and written fairness opinions from independent third party financial advisors

From Showa Shell’s independent third party financial advisors stated in 2. (2) above, Showa Shell (i) received valuation reports with respect to the share exchange ratio of the Share Exchange, and (ii) obtained written fairness opinions to the effect that, as of the date of such opinion and based on the assumptions set forth by each independent third party financial advisor in Schedule 1 “Overview of the calculation related to the share exchange ratio by each third party financial advisor” and other conditions, the share exchange ratio is reasonable or fair, from a financial point of view.

Idemitsu Kosan (i) received valuation reports with respect to the share exchange ratio of the Share Exchange from its independent third party financial advisors stated in 2. (2) above, and (ii) obtained a written fairness opinion from each independent third party financial advisor to the effect that, as of the date of such opinion and based on the assumptions set forth by each independent third party financial advisor in Schedule 1 “Overview of the calculation related to the share exchange ratio by each third party financial advisor” and other conditions, the share exchange ratio is fair, from a financial point of view, to Idemitsu Kosan.

(ii)	Advice from independent law firms

Showa Shell has obtained advice while conducting the due diligence and the various procedures for the Business Integration from legal consultants from Mori Hamada & Matsumoto.

Idemitsu Kosan has obtained advice while conducting the due diligence and the various procedures for the Business Integration from legal consultants from Nishimura & Asahi.

(iii)	Advice from independent accounting and tax firms

Showa Shell has obtained advice while conducting the due diligence from financial and tax consultants from Ernst & Young Transaction Advisory Services Co., Ltd. and Ernst & Young Tax Co.

Idemitsu Kosan has obtained advice while conducting the due diligence from accounting and tax consultants from Deloitte Tohmatsu Financial Advisory LLC.

(vi)	Establishment of a special committee at Showa Shell and obtaining its report

In relation to the Business Integration with Idemitsu Kosan, in order to secure a transparent and fair decision-making process, Showa Shell’s board of directors has established a special committee consisting of its independent officers, with which it has consulted as to whether: (a) the special committee can reasonably determine that the Share Exchange will enhance the corporate value; (b) the special committee can reasonably determine that the Share Exchange will be implemented through a fair procedure for the shareholders, and respect their interests, and (c) the Share Exchange is not detrimental to the minority shareholders, and Showa Shell has obtained from the special committee a report stating that (1) it is reasonable for Showa Shell’s Board of Directors to decide to implement the Share Exchange based on the fact that (i) it can be reasonably concluded that the Share Exchange contributes to enhancing Showa Shell’s corporate value, and (ii) it can be reasonably concluded that Showa Shell’s shareholders’ interests in the Share Exchange have been considered through fair procedures, and (2) it can be reasonably concluded that the minority shareholders of Showa Shell are not disadvantaged by the Share Exchange. For more details, please see (5) (i) below.

(v)	Obtaining a written calculation and opinion from Showa Shell’s special committee’s own independent financial advisor

Showa Shell’s special committee has independently nominated Nomura Securities Co., Ltd. (“Nomura Securities”) as its independent financial advisor and third-party calculation agent, by which it has been advised regarding the points to be noted, etc. in relation to the Share Exchange, and from which it has obtained a written calculation of the share exchange ratio of the Share Exchange. Further, the special committee has obtained a written fairness opinion to the effect that, based on the assumptions set forth in Schedule 2 “Overview of the special committee’s calculation of share exchange ratio” and other conditions, the share exchange ratio is reasonable, from a financial point of view, to shareholders of Showa Shell, excluding Idemitsu Kosan common stock (excluding Idemitsu Kosan and its affiliate companies).

(vi)	Advice from Showa Shell’s special committee’s own independent legal advisor

Showa Shell’ special committee has independently nominated Nakamura, Tsunoda & Matsumoto as its independent legal advisor, from which it has obtained advice, from a legal perspective, with respect to the special committee’s deliberation methods and process, and the points to be noted, etc. in relation to the Share Exchange.

(5)	Measures to avoid conflicts of interest

In order to secure a transparent and fair decision-making process in relation to the execution of the Share Exchange Agreement, Showa Shell took the following measures, because Idemitsu Kosan owns 117,761,200 shares, which is equivalent to 31.25% of the outstanding shares, of Showa Shell, and has interests in the Business Integration.

(i)	Establishment of a special committee at Showa Shell and obtaining its report

On February 10, 2015, in relation to the Business Integration with Idemitsu Kosan, in order to secure a transparent and fair decision-making process, Showa Shell’s board of directors meeting established a special committee consisting of Showa Shell’s independent officers at the time. The special committee has, since March 28, 2018, collected information and deliberated on the propriety of the Business Integration and decision-making process regarding the Business Integration, with the four committee members being Norio Otsuka and Yuko Yasuda, both of whom are Showa Shell’s outside directors, and have been filed with the Tokyo Stock Exchange as independent officers, and Midori Miyazaki and Kenji Yamagishi, both of whom are Showa Shell’s outside statutory auditors, and have been filed with the Tokyo Stock Exchange as independent officers. Also, on September 6, 2018, after the decision to realize the Business Integration by way of share exchange, Showa Shell’s board of directors meeting, when specifying what matters the special committee would be consulted about and deliberating on with respect to the Share Exchange, consulted with the special committee as to whether: (a) the special committee can reasonably determine that the Share Exchange will enhance the corporate value; (b) the special committee can reasonably determine that the Share Exchange will be implemented through a fair procedure for the shareholders, and respect their interests; and (c) the Share Exchange is not detrimental to the minority shareholders.

In addition to holding a total of 16 meetings from March 28, 2018 to October 16, 2018, the special committee carefully deliberated on the Business Integration, by mutually consulting each other from time to time between those meeting dates through e-mails, etc., as well as collecting information individually, or through independent advisors. At the time of those deliberations, the special committee received an explanation from Showa Shell, regarding the purposes of the Business Integration, the management structure after the Business Integration, integration synergies from the Business Integration, results of the due diligence conducted in the course of deliberating on the Share Exchange, the details and formulation procedures for the business plan which will be used as the basic materials for the calculation of the share exchange ratio of the Share Exchange, and the terms and conditions of the Share Exchange. Also, as well as discussing the negotiation policy on the share exchange ratio of the Share Exchange, the special committee (i) obtained a detailed report regarding information sharing on the status of the negotiations, (ii) represented and exchanged opinions regarding the share exchange ratio based on advice from Nomura Securities, an independent financial advisor, and of Nakamura, Tsunoda & Matsumoto, an independent legal advisor, and (iii) was substantially involved in negotiations regarding the share exchange ratio of the Share Exchange. Further, submitting a report, the special committee has obtained advice from Nomura Securities, in addition to Mizuho Securities and Lazard, both of whom are Showa Shell’s third-party financial advisors, from a financial perspective, regarding the share exchange ratio of the Share Exchange. Further, the special committee respectively obtained, (i) from Mori Hamada & Matsumoto, Showa Shell’s legal advisor, advice, from a legal perspective, on the decision-making methods, processes, and points to be noted about Showa Shell’s board of directors meeting regarding the Share Exchange, and (ii) from Nakamura, Tsunoda & Matsumoto, a legal advisor appointed by the special committee independently from Showa Shell, advice, from a legal perspective, on the deliberating methods, processes, and points to be noted about the special committee regarding the Share Exchange.

As a result, on October 16, 2018, the special committee submitted, to Showa Shell’s board of directors meeting, a report which substantially contained the details below.

(a) In the petroleum wholesale industry that Showa Shell belongs to, the reinforcement of companies’ competitiveness through business integration has become a pressing task, but synergies are reasonably expected to increase to up to a maximum of 60.0 billion yen as a result of the Business Integration, and the Share Exchange can be reasonably concluded to contribute to enhancing Showa Shell’s corporate value.

(b) In addition to (i) the plan to appropriately disclose information in relation to the Share Exchange, (ii) guaranteeing a structure for the Share Exchange that respects the special committee’s conclusion, (iii) the plan to obtain approval from all directors (excluding directors who have interests), and an opinion of no objection from all statutory auditors, (iv) obtaining advice from multiple independent financial advisors and legal advisors, (v) obtaining share exchange ratio calculation reports and fairness opinions from multiple independent third party financial advisors (i.e., two financial advisors of Showa Shell and one financial advisor independent from the special committee for a total of three companies), (vi) attaching a premium to the Share Exchange Ratio that exceeds the median premium of the most recent, similar precedent cases within the scope of the evaluated ranges of the results calculated by Mizuho Securities and Lazard (i.e., Showa Shell’s third party financial advisors) and Nomura Securities (i.e., the special committee’s third party financial advisor), and (vii) the agreement reached as a result of sincere negotiations with Idemitsu, (viii) it can be reasonably expected that synergies will increase to up to a maximum of 60.0 billion yen as a result of the Share Exchange, and that Showa Shell’s shareholders can enjoy those synergies by remaining as shareholders of Idemitsu after the Share Exchange. Based on the above, it can be reasonably concluded that the shareholders’ interests in the Share Exchange have been considered through fair procedures.

(c) Based on (a) and (b) above, it is reasonable for Showa Shell’s Board of Directors to decide to implement the Share Exchange.

(d) Since, as described in (a) and (b) above, it can be reasonably concluded that the Share Exchange contributes to enhancing Showa Shell’s corporate value, and the shareholders’ interests in the Share Exchange have been considered through fair procedures, it can be reasonably concluded that the minority shareholders of Showa Shell are not disadvantaged by the Share Exchange.

(ii)	Approval from all directors (excluding directors who have interests) and an opinion of no objection from all statutory auditors of Showa Shell

The proposal regarding the execution of the Share Exchange Agreement submitted at Showa Shell’s board of directors meeting was unanimously approved and passed by all directors of Showa Shell (excluding Daisuke Saki and Katsumi Saito, both of whom may have interests in the Business Integration through having been directors of Idemitsu Kosan in the past), and all statutory auditors of Showa Shell stated their opinions that they have no objection to the implementation of the Share Exchange.

Neither Daisuke Seki nor Katsumi Saito attended the deliberation or the resolution on the proposal regarding the Share Exchange at Showa Shell’s board of directors meeting, in order to avoid any conflicts of interest. Neither of them attended the consultations or negotiations regarding the Share Exchange with Idemitsu Kosan, from the standpoint of Showa Shell.

3.	Outline of the Parties to the Business Integration

Regarding an outline of the parties to the Business Integration, please refer to Schedule 3 “Outline of the Parties to the Business Integration”.

4.	Outline of the New Integrated Company

(1)	The New Integrated Company’s vision

The New Integrated Company, a company originating in Japan which co-creates energy, will continue to strive to create new value together with its customers and stakeholders, while aiming to, based on diversity and inclusiveness, harmonize with the environment and society.

The New Integrated Company will

•	deliver various forms of energy and materials in a sustainable manner;

•	expand and share the Companies’ cultivated problem-solving capabilities with the world; and

•	create a resilient corporate entity with the capacity to anticipate change and respond flexibly.

(2)	Human affairs regarding the officers, organization structure of the New Integrated Company, and the status after the Business Integration

The Companies deliberated on the best composition of the New Integrated Company’s officers to realize the above vision for the New Integrated Company. Given the result of the deliberation, Idemitsu Kosan determined today the candidates for a chairman, president and other officers of the New Integrated Company as of the Effective Date, as follows.

Chairman and Representative Director	Takashi Tsukioka
Vice Chairman and Representative Director, Executive Officer	Tsuyoshi Kameoka
Representative Director and Chief Executive Officer	Shunichi Kito
Representative Director	Tomonori Okada

(Note) The title of Tomonori Okada as an executive director will be announced once it is determined.

In addition, Idemitsu Kosan also determined today the candidates for officers of the New Integrated Company whose positions are other than the above as of the Effective Date as described in “Status after the Business Integration (planned)” below. These human affairs regarding the officers will be officially determined through Idemitsu Kosan’s extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, and its subsequent board of directors meeting, and each officer will assume office on the Effective Date, subject to a condition precedent that the Share Exchange becomes effective. The Companies are currently discussing the business each director will be commissioned with as of the Effective Date, and will announce the candidates once they are determined.

For more details on human affairs regarding the directors above, please refer to today’s press release by Idemitsu Kosan, titled “Announcement of Changes to the Representative Directors and Officers”.

Also, as announced in the press release dated July 10, 2018, titled “Announcement Regarding Execution of Business Integration Agreement”, the Companies are currently discussing, under the following policy, (i) human affairs regarding executive officers, general managers, and branch managers of the New Integrated Company and the business each will be commissioned with as of the Effective Date, and (ii) the organization structure of the corporate departments and each department of the petroleum business. The Companies will announce the candidates for these positions once they are determined.

•

With regard to the initial executive officers (excluding general managers of refineries and complexes) in charge of the corporate departments and of two or more departments of the petroleum business, general managers, and branch managers of the New Integrated Company after the Business Integration is implemented, the Companies will respectively appoint such persons in the same number, and as for those of other departments, the present structure will, in principle, be maintained with consideration for business continuity.

Status after the Business Integration (planned)

1	Corporate name	Idemitsu Kosan Co., Ltd. (Trade Name: Idemitsu Showa Shell (written in Japanese Characters) (planned))
2	Principal office	3-1-1 Marunouchi, Chiyoda-ku, Tokyo
3	Positions and names of representative directors and directors of the New Integrated Company

•  Chairman and Representative Director

Takashi Tsukioka (currently, Chairman and Representative Director of Idemitsu Kosan Co., Ltd.)

•  Vice Chairman and Representative Director, Executive Officer

Tsuyoshi Kameoka (currently, Representative Director, President, Executive Officer, CEO of Showa Shell Sekiyu K.K.)

•  Representative Director and Chief Executive Officer

Shunichi Kito (currently, Representative Director and Chief Executive Officer of Idemitsu Kosan Co., Ltd.)

•  Representative Director

Tomonori Okada (currently, Representative Director, Vice President, Executive Officer of Showa Shell Sekiyu K.K.)

•  Director

Takashi Matsushita (currently, Executive Vice President and Representative Director of Idemitsu Kosan Co., Ltd.)

•  Director

Katsuaki Shindome (currently, Corporate Executive Officer of Showa Shell Sekiyu K.K.)

•  Director (part-time)

Masakazu Idemitsu (Representative Director and President of Nissho Kosan K.K.)

•  Outside Director

Kazunari Kubohara (lawyer)

•  Outside Director

Takeo Kikkawa (currently, Outside Director of Idemitsu Kosan Co., Ltd.)

•  Outside Director

Mackenzie Clugston (currently, Outside Director of Idemitsu Kosan Co., Ltd.)

•  Outside Director

Norio Otsuka (currently, Outside Director of Showa Shell Sekiyu K.K.)

•  Outside Director

Yuko Yasuda (currently, Outside Director of Showa Shell Sekiyu K.K.)

(Note)The titles of Tomonori Okada, Takashi Matsushita, and Katsuaki Shindome as executive directors will be announced once they are determined.

4	Positions and names of statutory auditors and a substitute statutory auditor of the New Integrated Company

•  Statutory Auditor

Toshiyuki Tanida (currently, Statutory Auditor of Idemitsu Kosan Co., Ltd.)

•  Statutory Auditor

Kenji Takahashi (currently, Statutory Auditor of Showa Shell Sekiyu K.K.)

•  Outside Statutory Auditor

Taigi Ito (currently, Outside Statutory Auditor of Idemitsu Kosan Co., Ltd.)

•  Outside Statutory Auditor

Kenji Yamagishi (currently, Outside Statutory Auditor of Showa Shell Sekiyu K.K.)

•  Substitute Statutory Auditor Junko Kai

5	Description of business

Petroleum refining and manufacture and sale of oil products.

Manufacture and sale of petrochemical products

Development, production, and sale of petroleum and coal resources

Development, manufacture, and sale of electronic materials and agricultural chemicals, etc.

6	Capital	168,351 million
7	Fiscal year-end	March 31
8	Net assets	Not yet determined
9	Total assets	Not yet determined

(Note 1)

As announced in the press release dated July 10, 2018 by Showa Shell and Idemitsu Kosan, titled “Announcement Regarding Execution of Business Integration Agreement”, with regard to candidates for directors nominated by Showa Shell, at the extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, Idemitsu Kosan will submit a proposal to appoint directors in which the candidates will assume office as the New Integrated Company’s directors on April 1, 2019, subject to a condition precedent that the Share Exchange becomes effective. Showa Shell and Idemitsu Kosan determined the candidates for directors appointed by each company, based on the results of the discussions held by outside directors of the Companies who will assume office as independent outside directors of the New Integrated Company. Following such determination, Idemitsu Kosan determined to submit the proposal to appoint directors in which each candidate above will assume office as the New Integrated Company’s directors, based on the report of the nominating advisory committee composed of Idemitsu Kosan’s independent officers.

(Note 2)

As announced in the press release dated July 10, 2018, titled “Announcement Regarding Execution of Agreement with Our Major Shareholders”, with regard to candidates for directors recommended by Idemitsu Kosan’s major shareholders, at the extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, Idemitsu Kosan will submit a proposal to appoint directors in which the candidates will assume office as the New Integrated Company’s directors on April 1, 2019, subject to a condition precedent that the Share Exchange becomes effective. Masakazu Idemitsu and Kazunari Kubohara are the candidates for directors recommended by Idemitsu Kosan’s major shareholders and will assume office as a part time director.

(Note 3)

These human affairs regarding the officers above will be officially determined through Idemitsu Kosan’s extraordinary shareholders’ meeting scheduled to be held on December 18, 2018, and its subsequent board of directors meeting, and each officer will assume office on the Effective Date, subject to a condition precedent that the Share Exchange becomes effective.

(Note 4)

Idemitsu Kosan has filed Takeo Kikkawa, Mackenzie Clugston, and Taigi Ito as independent officers under the rules of the Tokyo Stock Exchange. Also, Norio Otsuka, Yuko Yasuda, and Kenji Yamagishi satisfy the requirements as independent officers under the rules of the Tokyo Stock Exchange, and will be filed with the Tokyo Stock Exchange as independent officers of the New Integrated Company. If Junko Kai is appointed as the Outside Statutory Auditor in the New Integrated Company, she will be filed with the Tokyo Stock Exchange as an independent officer.

(Note 5)

As a result of each director and statutory auditor above assuming office, the current directors Susumu Nibuya, Kazuo Maruyama, Toshiaki Sagishima, and Kiyoshi Homma, and statutory auditors Sakae Hirano, Shoichiro Niwayama, Eri Yokota, and Ryosuke Ito of Idemitsu Kosan will resign as its directors or statutory auditors on the day preceding the Effective Date.

(3)	The New Integrated Company’s business strategies, etc.

(i)	Basic strategies

•

In order to create a resilient business portfolio, the New Integrated Company will aim to enhance the competitiveness of the core businesses, the petroleum business and the basic chemicals business, and accelerate its efforts in growing industries and fields.

•

The New Integrated Company will pursue the “noble use” of petroleum, and aim to enhance the competitiveness of the entire value chain in the Asian region, including the Nghi Son Refinery, as well as the seven refineries and petrochemical plants in Japan.

•	With respect to the synergies, which are a major purpose of the Business Integration, the New Integrated Company will realize synergies of 60 billion yen in 2021.

•	The New Integrated Company will actively develop the growing fields of functional materials business, renewable energy, and electricity business, in and outside Japan.

•	With respect to cash flow, the New Integrated Company will make optimum allocations for shareholder returns, strategic investments, and enhancements of its financial capacity.

•	The New Integrated Company will build an advanced governance system, as well as focus greater emphasis on risk management in order to respond to changes in the management environment.

•	The New Integrated Company will actively make efforts to create a sustainable society.

•	The New Integrated Company will realize an environment where each employee can, through the business, perform to his or her full potential and achieve growth.

(ii)	The New Integrated Company’s management objectives, shareholder return policies, and medium-term management plan

①	Management targets (FY 2019 to FY 2021)

• Net income for the period	500 billion yen or more (total of three years)
200 billion yen (FY 2021)
• Integration synergies	60 billion yen/year (FY 2021)
• ROE	Over 10% (FY 2021)
• Net D/E ratio	0.5 times or less (FY 2021)
• Total return payout ratio	50% or more

②	Pursue synergies

The Brighter Energy Alliance, which commenced in May 2017, is extending into various fields such as crude oil procurement, production, logistics, and joint procurement. Due to the Business Integration, synergies of 30 billion yen (compared to 2015) will be realized in 2019, and additional synergies of 30 billion yen are further expected by the end of 2021, as follows.

Field	Major items	Expected synergies
Crude oil procurement	• Jointly procure crude oil • Jointly allocate crude oil tankers • Reduce ship chartering and new shipbuilding costs	1.5 billion yen
Supply/demand, overseas, logistics, and sales

•  Integrate production planning system

•  Interchange finished and intermediate products at the seven refineries

•  Mutually utilize oil terminal and joint shipping

•  Integrate imports/exports and expand overseas sales

•  Reorganize oil terminals

29 billion yen

Field	Major items	Expected synergies
Manufacturing division Procurement division

•  Develop best practices for initiatives to improve refinery margins

•  Reduce procurement costs through joint procurement

•  Optimize adaptation to IMO MARPOL’s treaty, response to reduced gasoline demand, etc.

20.5 billion yen
Shared	• Reduce duplicate costs through organizational integrations (such as office integrations) • Optimize capital investment • Mutually use lubricant bases • Others (such as IT system, and promoting BPR)	9 billion yen
Total		60 billion yen

③	Shareholder return policies

With consideration for the return of profits to shareholders, which is an important responsibility of management, the New Integrated Company will steadily secure income by realizing the effects of integration and shareholder returns. The target of total net income for the period from FY 2019 to FY 2021 is 500 billion yen or more, and the New Integrated Company will aim to implement a shareholder return of 50% or more of such total amount (10% or more of the shareholder return for each fiscal year will be provided through the acquisition of treasury shares).

④	Medium-term management plan

A medium-term management plan, including a long-term vision, will be announced by October 2019.

(iii)	Business strategies by segment

A.	Petroleum segment

a.	Reinforce the competitiveness of the petroleum business

(a)	Optimize of petroleum refining

The New Integrated Company will continuously and effectively invest in the petroleum refining business in order to enhance long-term cost competitiveness and the reliability of facility operations, whereby the New Integrated Company will aim to (i) maintain refining competitiveness against new and powerful refineries in the Asian and Pacific regions, and (ii) maintain its status as an essential refinery group for society. The Companies have started utilizing the integrated LP (Linear Programing), and have been creating an environment to allow the formulation of an optimal production plan at the seven refineries of the New Integrated Company’s group. The Companies have completed measures for the IMO regulation, which is scheduled to be effective in 2020, by promoting bottom reduction throughout the entire group through the maximization of the cokers of Toa Oil Co., Ltd. and Eureka Thermal Cracking Unit of Fuji Oil Company, Ltd., and modification of units at the Chiba Complex.

(b)	Develop the petroleum business overseas

The New Integrated Company will, through the trading business, the demand for which is expected to grow in the Asian and Pacific regions, the operations of the Nghi Son Refinery and the expansion of service stations in Vietnam, and the development of wholesale operations in North America and retail operations in Australia, aim to achieve an overseas petroleum volume equal to that in Japan in 2021.

b.	Reinforce the network of dealers and retailers

The network of dealers and retailers is essential to the supply of energy, such as petroleum and gas, which is needed in the regions. In order to stabilize the operating capabilities of dealers and retailers, and contribute to the resolution of problems in the regions, the New Integrated Company will further build stronger relationships with them, through consulting, information processing, and developing and introducing products and services under the retail schemes that the Companies have cultivated to date.

The 6,600 service stations in the network of both brands are strategically located to complement one another, and the New Integrated Company will provide customers with extra value so that they can make the most of the networks of both brands. The New Integrated Company will pursue customer convenience and aim to acquire new customers by newly introducing, in spring 2019, a royalty program utilizing a smartphone application, and a customer management program utilizing a data base, thereby increasing the use of the service stations of both brands.

In addition, by utilizing ICT to closely collaborate regarding information such as shipment estimates, service station inventory, the operational status of ships and lorries, in real-time and in an interactive manner, the New Integrated Company will deal with the lower logistics demand density and the shortage of frontline human resources, as well as optimize the logistics systems and improve services.

B.	Basic chemicals segment

The New Integrated Company will develop its business activities, leveraging its economies of scale as the largest supplier of mixed xylene in Asia. Further, by providing raw materials through a collaboration of industrial complexes in Tokuyama and Yamaguchi (Seibu Oil Company Limited), and Yokkaichi (Showa Yokkaichi Sekiyu Co., Ltd.), the New Integrated Company will achieve high rates of capacity utilization and stable earnings, and enhance the efficiency of equipment to reinforce cost competitiveness. The New Integrated Company will expand its overseas production bases while utilizing chemicals (benzene and paraxylene) produced at the Nghi Son Refinery and increasing production bases in Asia. In addition, due to declining domestic demand, the New Integrated Company will make capital investments to convert gasoline distillate excess into petrochemical products.

C.	Functional materials segment

a.	Lubricants

The New Integrated Company will contribute to the improvement of the fuel efficiency of automobiles with internal combustion engines, in and outside Japan, and make efforts to develop industrial lubricants that will enhance production efficiency. Further, the New Integrated Company will develop new oils for the newest technological products, such as electric automobiles and robots. In addition, the New Integrated Company will expand its overseas production bases to enhance its supply capacity to automobile manufacturers in and outside Japan.

b.	Performance chemicals

The New Integrated Company will expand its operations in growing industries by leveraging proprietary technologies in the fields of engineering plastics and adhesive base materials. The New Integrated Company will target the fields of automotive electronic components, optical components, information and communications devices, and hygiene-related products as priority areas in which to take steps to develop new businesses.

c.	Electronic materials

In order to respond to the demand for organic EL materials, the market for which has expanded, the New Integrated Company will establish research and development systems capable of realizing further performance improvement, enhancing overseas production bases, and meeting users’ expectations.

d.	Functional asphalt

The New Integrated Company will develop and propose eco-friendly products as the only general asphalt manufacturer in Japan, using unique technology which the has been cultivated. Specifically, the New Integrated Company will contribute to social infrastructure resilience in and outside Japan through prolonged life after construction and improving constraints on construction.

e.	Agricultural biotechnology

The New Integrated Company will aim to enhance food safety and agricultural production efficiency, proceed to develop biotic pesticides, and make efforts to explore markets for new pesticides that are capable of meeting environmental regulations, which may become stricter in the future.

f.	Solid electrolytes

The New Integrated Company will expedite product research into solid electrolytes which expand the scope of the use of storage batteries due to the drastically shortened recharge time and improved electricity storage capacity, and aims to place them on the market in the 2020s.

D.	Electricity business and renewable energy segment

The New Integrated Company will distribute electricity to customers by optimizing its external procurement while still ensuring that such electricity is based on its own competitive electricity sources that the Companies have developed in Japan. The New Integrated Company also has various renewable energy power sources, such as wind power, solar, biomass, and geothermal power generation, the development of which the New Integrated Company will continue to actively promote, as well as developing sales options which adapt to the needs of a low-carbonized society. In the solar panel business, the New Integrated Company will provide products leveraging its unique thin film solar-cells technologies, and make efforts to develop a self-consumption model as distributed energy resources. In addition, the New Integrated Company will engage in the gas-fired thermal power generation business, renewable energy business, and the biomass business, outside Japan. The New Integrated Company is making efforts to develop the next generation energy management businesses, such as micro-grids, etc.

E.	Resources segment

With consideration for the expansion of energy demand in the world, the New Integrated Company will make efforts to maintain and improve the value of existing petroleum and coal resources, and develop gas fields in Asia. With respect to coal, the New Integrated Company will continue to engage in resource development of coal as a stable and inexpensive energy source, propose highly efficient combustion techniques and develop biomass fuel that can improve the mixed-firing levels of coal to reduce burden on the environment. Further, the New Integrated Company will develop geothermal energy in Hokkaido and the Tohoku region while maintaining and continuing its geothermal business in Oita.

F.	Research & development, and new business development

The Companies have knowledge and technical advantages in the fields of organic chemistry, inorganic chemistry, and reduction of environmental load substances. The New Integrated Company will enhance such knowledge and technical advantages to develop new materials and processes. The New Integrated Company will thematically organize the technologies developed in corporate research and product research of each business, at a cross-functional conference, and promote open innovation through cooperation with universities and research institutes within and outside Japan to resolve social issues.

The New Integrated Company will simultaneously foster internal and external incubation whereby the New Integrated Company will collaborate with venture companies, actively promote capital participation and accelerate research and development, to create new businesses. Further, the New Integrated Company will adopt digital technology (ICT), and work to construct the next generation’s (Society 5.0) energy infrastructure, and develop new types of business model.

(vi)	Efforts for sustainability

For the New Integrated Company focusing on the fossil fuel business, it is crucial to respect and contribute to the global environment, and contribute to the resolution of social problems to achieve SDGs. The New Integrated Company will, through the following activities, realize a sustainable global environment and society, and aim to sustainably grow as an enterprise:

•	Reduce the amount of GHG emitted in the course of business activities;

•	Actively utilize evaluations made by external organizations and connect such evaluations with the business activity goals;

•	Organize a workplace environment where all the people who engage in the business of the Companies group can enjoy their jobs; and

•	Create new business with the capability to overcome challenges by combining the Companies’ business assets and low-carbon technologies.

Specific numerical targets and action plans will be presented in the medium-term management plan to be released in October 2019.

(4)	The New Integrated Company’s corporate governance structure

With respect to the corporate governance structure of the New Integrated Company after the Business Integration is executed, our basic policy will be to (i) actively adopt the concepts described in the Corporate Governance Code, starting with the appointment of four or more independent outside directors, (ii) ensure transparent management by enhancing the monitoring function of the board of directors, and (iii) ensure rapid and decisive business management by boldly transferring authority to the executives.

The New Integrated Company’s corporate governance structure after the Business Integration, for the time being, is as follows:

(i)	The Companies have selected a company with a board of statutory auditors as the corporate structure of the Newly Integrated Company under the Companies Act.

(ii)	The chairman of the board of directors meeting, and the chairman of the shareholders’ meeting, will be the directors appointed by the board of directors.

(iii)	An advisory committee, which will be involved in appointments and remuneration and be composed of members being independent officers, will be established as an advisory body of the board of directors.

(iv)	A forum for information sharing and mutual consultation by outside officers will be established.

(v)

(a) A conference body, which will be involved in the consultation and determination of management issues regarding business execution, and (b) a conference body to determine and monitor the risk management policies of the entire group will be established. Each conference body will be comprised of executive directors and senior executive officers.

(vi)	Establish 10 expert committees such as an investment and financing committee in order to reflect the opinions from each sector’s technical perspective.

(5)	The New Integrated Company’s other major policies

(i)	Service brands

With respect to service stations, lubricants, and other product service brands, for the time being, the Company will continue to use the brands that it currently uses after the integration.

(ii)	Integrated information system

In order to aim for centralization of information management, management visualization, business standardization, efficiency, global responses, and internal control systemization, the New Integrated Company will integrate an enterprise resource planning system (an ERP system) of the Companies within three years.

(iii)	Internal control

In addition to utilizing the Companies’ knowledge, the New Integrated Company will aim to enhance the development and internal control operations in order to further respond to globalization. The New Integrated Company will sequentially introduce various advanced methods from April 2019, such as establishing a hierarchy, including a risk management committee, to enhance the internal controls in the course of executing its business.

(iv)	Human affairs system

In order to realize its vision, the New Integrated Company will, with consideration for various business areas and global development, introduce a new human affairs system as of 2020, in which the Companies’ employees can (i) perform to their fullest potential, regardless of the company from which they came, (ii) grow through the business, and (iii) be fairly evaluated.

5.	Outline of Accounting Process in connection with the Share Exchange

The Accounting Standard for Business Combination (Accounting Standard No. 21) and Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestures (Accounting Standards Board of Japan Guidance No. 10) will be applied to the accounting process in connection with the Share Exchange. Also, the accounting process will be conducted by the purchase method in which Idemitsu Kosan is a wholly owning parent company of the share exchange. The consolidated amount of goodwill expected to be generated as a result of the accounting process has not been determined to date. It will be promptly announced once it is determined.

6.	Future Outlook

The earnings forecasts for FY 2020 of the New Integrated Company will be promptly announced once they are determined. As described in 4. (4) above, the New Integrated Company aims to ensure (i) the net profit for FY 2019 to FY 2021 will be 500 billion yen or more, and (ii) the net D/E ratio for FY 2021 will be 0.5 times or less. The New Integrated Company will announce the medium-term management plan, including the long-term vision, around October 2019.

End

This document includes “forward-looking statements” that reflect the plans and expectations of Showa Shell Sekiyu, K.K. and Idemitsu Kosan Co., Ltd. (the “Companies”) in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this document do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the group of the Companies after the business integration (the “Group”)) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the Group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission. The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;

(2)	changes in costs of crude oil and other materials and exchange rates;

(3)	changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;

(4)	changes in the value of assets (including pension assets), such as securities;

(5)	changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;

(6)	rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;

(7)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8)

the Companies’ being unable to complete the Business Integration or there being changes in the method or the terms of the Business Integration, due to the reasons such that the Companies are not able to execute the Share Exchange Agreement, the necessary procedures including approval of the Share Exchange Agreement by the shareholders meetings of the Companies are not implemented;

(9)	status of the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities’ or other necessary approvals’ being unable to be obtained; and

(10)	inability or difficulty of realizing synergies or added value by the Business Integration by the Group.

Schedule 1

Overview of the calculation related to the share exchange ratio by each third party financial advisor

1. Overview of Analyses by Showa Shell’s third party financial advisors

(Lazard)

In performing its analysis, Lazard reviewed certain publicly available financial information of Showa Shell and Idemitsu Kosan as well as financial information provided by each of Showa Shell and Idemitsu Kosan, in addition to reviewing the terms and conditions of the Share Exchange. To evaluate the valuation of each of Showa Shell and Idemitsu Kosan, Lazard performed a discounted cash flow analysis of each company (“DCF Analysis”). In addition, since the shares of both companies are listed on a securities exchange and market share prices are publicly available, Lazard also performed a share price analysis with respect to each company. The ranges of the Share Exchange Ratio set forth below represent the ranges for the number of shares of Idemitsu Kosan common stock to be allocated in exchange for one share of Showa Shell common stock as a result of the analyses performed by Lazard.

Analysis Method	Valuation Range of Share Exchange Ratio
DCF Analysis	0.34 ~ 0.47
Stock Price Analysis	0.39 ~ 0.41

The DCF analysis was based on stand-alone business plan for each of Showa Shell and Idemitsu Kosan (as adjusted by Showa Shell in terms of business plan of Idemitsu Kosan) provided by Showa Shell and Idemitsu Kosan, which did not take into account potential synergies resulting from the Business Integration. The business plan of Idemitsu Kosan for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Lazard, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Lazard, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, Showa Shell expects the earnings for the fiscal year ending March 2019 to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries. In performing the stock price analysis, Lazard used October 15, 2018 as the reference date and reviewed the closing share price on the reference date and the average of the closing share prices during the most recent month, the most recent three (3) months and the most recent six (6) months, each ending on the reference date.

The above description of financial analyses by Lazard is a summary of certain parts of the financial analyses undertaken by Lazard in connection with the provision of its opinion described below, and accordingly, it is not a comprehensive description of all financial analyses undertaken by Lazard in connection with such opinion. Any financial analyses undertaken in connection with an opinion require a considerable degree of judgment relating to each financial analysis methodology, and therefore, they must be considered in its entirety.

Upon the request from Showa Shell’s board of directors, Lazard provided an opinion (the “Opinion”) to Showa Shell’s board of directors to the effect that the Share Exchange Ratio agreed upon with Idemitsu Kosan as of October 16, 2018 is fair from a financial point of view to the shareholders of Showa Shell common stock (excluding those shareholders who demanded an appraisal of their shares of Showa Shell common stock as well as Idemitsu Kosan, “Showa Shell Common Stockholders”) subject to the following assumptions and certain other conditions.

Lazard reviewed certain information provided by each of Showa Shell and Idemitsu Kosan as well certain publicly available information as it deemed appropriate for purposes of providing its Opinion and in conducting a per share value analysis that forms the basis thereof. Such information included the projected synergies and other benefits for each of Showa Shell and Idemitsu Kosan that are anticipated by the managements of Showa Shell and Idemitsu Kosan to be realized from the Transaction.

Lazard, however, assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard has not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Showa Shell or Idemitsu Kosan or concerning the solvency or fair value of Showa Shell or Idemitsu Kosan, and Lazard was not furnished with any such valuation or appraisal. With respect to the business plans utilized in its analyses, including those related to projected synergies and other benefits anticipated by the managements of Idemitsu Kosan and Showa Shell to be realized from the Business Integration, Lazard has assumed, with the consent of Showa Shell, that such business plans had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Showa Shell and Idemitsu Kosan, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such business plans or the assumptions on which they are based.

Further, its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date thereof. Lazard assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the prices at which shares of common stock of Showa Shell or Idemitsu Kosan common stock may trade at any time subsequent to the announcement of the Business Integration. In connection with its engagement related to the Business Integration, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Showa Shell. In addition, its opinion does not address the relative merits of the Business Integration as compared to any other transaction or business strategy in which Showa Shell might engage or the merits of the underlying decision by Showa Shell to engage in the Business Integration.

In rendering its opinion, Lazard assumed, with the consent of Showa Shell, that the Business Integration will be consummated on the terms described in the Share Exchange Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Showa Shell, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Business Integration will not have an adverse effect on Showa Shell, Idemitsu Kosan or the Business Integration. Lazard further assumed, with the consent of Showa Shell, that the Business Integration will be a tax-free transaction for Japanese tax purposes for Showa Shell Common Stockholders.

Lazard did not express any opinion as to any tax or other consequences that might result from the Business Integration, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understands that Showa Shell obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Share Exchange Ratio to the extent expressly specified therein) of the Business Integration, including, without limitation, the form or structure of the Business Integration or any agreements or arrangements entered into in connection with, or contemplated by, the Business Integration. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Business Integration, or class of such persons, relative to the Share Exchange Ratio or otherwise.

Lazard is acting as financial advisor to Showa Shell in connection with the Business Integration and will receive a fee for such services, substantial portions of which are contingent upon the progress of the Business Integration. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Showa Shell, Idemitsu Kosan and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Showa Shell, Idemitsu Kosan and certain of their respective affiliates.

Lazard’s engagement and the opinion expressed in the Opinion, as summarized herein, are solely for the benefit of Showa Shell’s board of directors (in its capacity as such) and its Opinion was rendered to Showa Shell’s board of directors in connection with its evaluation of the Business Integration. Lazard’s engagement and opinion are not on behalf of, and are not intended to confer rights or remedies upon, any shareholder of Showa Shell or Idemitsu Kosan or any other person and may not be disclosed or otherwise referred to, nor may its opinion be used or relied upon by any third party for any purpose, without its prior written consent.

(Mizuho Securities)

In the calculation of the share exchange ratio between Showa Shell and Idemitsu Kosan common stock, Mizuho Securities has adopted, among other things, a stock price analysis based on market stock prices as the Companies are both listed in the Tokyo Stock Exchange, along with a discounted cash flow method (“DCF analysis”) to reflect the status of future business activities of the Companies on its evaluation. Supposing the stock value per share of Idemitsu Kosan is one (1), the valuation ranges based on the respective calculation methods are as follows:

Analysis method	Valuation range of exchange ratio
Stock price analysis	0.39~0.41
DCF analysis	0.31~0.46

In its valuation based on the stock price analysis, Mizuho Securities set the calculation base date to October 15, 2018 and adopted the simple average of closing prices of the Companies on the Tokyo Stock Exchange for the past one-month, three-month and six-month periods prior to the base date.

The business plan of Idemitsu Kosan for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Mizuho Securities, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Mizuho Securities, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

On October 16, 2018 Mizuho Securities has issued its opinion as to the fairness of the exchange ratio from a financial point of view (so-called “Fairness Opinion” referred to herein as “Opinion Letter”) in light with the interests of common shareholders of Showa Shell based on the following assumptions.

In rendering its opinion, Mizuho Securities has relied upon and assumed the accuracy and completeness of all public information that was reviewed by Mizuho Securities and all financial and other information that was provided to or discussed with Mizuho Securities by the Companies and formed a substantial basis for this valuation (the “Base Information”), and Mizuho Securities has not independently verified, nor has it assumed responsibility or liability for independently verifying such Base Information for its accuracy or completeness. The conclusion expressed in the Opinion Letter could potentially differ if there are matters that would make the Base Information materially incorrect, or if there is a fact or circumstance not disclosed at the time of delivery of this Opinion Letter, or which occurs subsequent to delivery of the Opinion Letter (including facts which potentially existed at the time this report was delivered but became apparent subsequently). Mizuho Securities has assumed that the management of Showa Shell is unaware of any fact that would make the information provided to or discussed by each company with Mizuho Securities incomplete or misleading.

With respect to the financial forecasts and other forward-looking information provided to Mizuho Securities, including future revenue and expenditure projections, expected cost savings, business plans of the Companies and financial projections and business plans which have been partially changed through discussions between Showa Shell and Mizuho Securities (collectively, the “Business Plan”), Mizuho Securities has assumed that such information was reasonably prepared by the management of the Companies and modified or discussed by Showa Shell management team based on reasonable judgement on a basis reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of the Companies and their affiliates. In the Opinion Letter, Mizuho Securities relied on these forecasts and the Business Plan without independent verification, and it expresses no view as to any analyses or forecasts referred to herein or the assumptions on which they are based. With respect to the synergistic effects that the Companies expect to generate through the Transaction, Mizuho Securities does not, at the time of delivery of this report, recognize any factor with which it could quantitatively evaluate material potential impacts on the valuation, nor has it taken into account such potential impact in this report.

With respect to any information Mizuho Securities requested in connection with the Opinion Letter that was not provided or disclosed to Mizuho Securities by the Companies, or any information provided or disclosed to Mizuho Securities but was too uncertain at this stage, to determine the possible impact on the enterprise value of the Companies, or any information that cannot be used as the basis of its evaluations, Mizuho Securities has, with Showa Shell’s consent, used assumptions it believes to be reasonable and appropriate, and thus the conclusion expressed therein could potentially differ if such assumptions prove to be incorrect in material aspects. Projections used for our analysis and the valuation range derived from such analysis are subject to material uncertainties and thus should not be interpreted as our opinion with regard to the equity value of each company.

Mizuho Securities has further assumed that the Transaction will qualify as a tax-free transaction for the Companies under Japanese corporate tax law and that other tax-related matter will not affect the exchange ratio. In addition, Mizuho Securities has assumed, without independent verification, that the Transaction will be consummated in a timely manner and that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction (whether or not the acquisition of such consents and approvals are required under the laws or agreements) will be obtained without any adverse effect on the Companies or the expected benefits of the Transaction. Mizuho Securities has also assumed that such consents and approval will not affect the exchange ratio, and that in the event where any order, measure or other disposition is made or taken by regulatory authorities or other competent authorities to the Companies, there will be no impact on future business results of the Companies, except for those have disclosed by the Companies. Mizuho Securities is not legal, regulatory, or accounting/tax experts and has therefore relied on evaluations of such matters submitted by external experts of the Companies. In addition, Mizuho Securities is not experts in the evaluations and assessment on the prices of oil, gas and coal and the amount of resources and reserves associated with business fields of the Companies and therefore has not independently verified these assets, but relied on the assumption based on estimates and forecasts by management team of Showa Shell, nor has it considered the possibility of price fluctuations of these assets and the effects of such price fluctuations on the Transaction.

Mizuho Securities has not conducted an independent valuation or appraisal of any assets or liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities), or the reserves of the Companies and their affiliates including analysis on the appropriateness of appraisal values for accounting and tax purposes or the appropriateness of accounting and tax treatment, and Mizuho Securities has not been independently provided with, nor has it made any request to a third party for, any such valuation or appraisal. Mizuho Securities has not assumed any obligation to conduct any inspection of the properties or facilities of the Companies and their affiliates, nor has it evaluated the capitalization or solvency of the Companies and their affiliates under any law relating to bankruptcy, insolvency or similar matters. External experts retained by Showa Shell have conducted due diligence to Idemitsu Kosan in the matters and scope previously agreed with Showa Shell with respect to due diligence on legal, financial and taxation matters and the evaluation of interests of oil and coal. Mizuho Securities has not independently verified the matters and scope of the above due diligence, nor does assume obligations to do so.

Mizuho Securities has also assumed that the Companies and their affiliates have not entered, and will not enter, into any contract, agreement or other instrument that may materially affect the exchange ratio, nor have made such decision, and that the consummation of the Transaction will not breach, nor give rise to any right to terminate or declare a default or exercise any remedy under, any material agreement of the Companies or any of their affiliates. Mizuho Securities has also assumed that the Transaction will be consummated in accordance with the terms and conditions of all contracts, agreements or other instruments without any waiver, modification or revision to material provisions and agreed matters thereof, and in accordance with the terms and conditions of contracts/agreements and agreed matters in connection with the Transaction without material changes in such agreements executed between the Companies and those whose finial terms were reviewed by Mizuho Securities in connection with the Transaction. Mizuho Securities has assumed that, except as disclosed in the Base Information, there are no litigation, dispute-related contingent liabilities, or environmental, tax or intellectual property-related off-balance sheet liabilities, of the Companies or their affiliates and that current insurance coverage for businesses of the Companies is sufficient to ensure its stable business operations.

The Opinion Letter is based on financial, economic, market and other conditions as they exist and can be evaluated on, and the information available to us as of the date hereof. As for the information provided to us as the date hereof, or any fact that might be associated with such information, we have not taken into any matter if such underlying information or fact is too uncertain to determine the possible impact on enterprise value of each company. We have also assumed that, now and the future, there would be no technological innovation or other major technical changes that would materially affect the financial and business projections currently assumed by each company. Although our opinion may be affected if there occurs any event that would change or impact the assumptions as of the date hereof or any matter that may apparently affect the enterprise value of each company, we do not assume any responsibility to modify, update, supplement or reaffirm the opinion.

Mizuho Securities has acted as financial advisor to Showa Shell in connection with the Transaction and expects to receive from Showa Shell a fee for its services, including a fee contingent on the consummation of the Transaction. In the past, Mizuho Securities and its group companies provided financial advisory services, fundraising support services and other services to the Companies and affiliates of the Companies, for which Mizuho Securities and its group companies have received compensation. Showa Shell has agreed to indemnify Mizuho Securities for certain liabilities arising out of Mizuho Securities’ engagement, including in connection with its provision of this report. In addition, in the ordinary course of business, Mizuho Securities and group companies of Mizuho Financial Group may hold or sell certain equity, bond and other securities and various types of financial instruments, including derivatives, of either company or its affiliates for its own accounts or for the accounts of customers and, accordingly, may at any time hold a long or short position in such financial instruments. Mizuho Securities and its group companies may also from time to time act as a counterparty to either company or its affiliates and receive compensation for such activities.

Mizuho Securities has not been requested to provide an opinion as to, and its opinion does not in any manner address, Showa Shell’s underlying business decision to proceed with or effect the Transaction. The Exchange Ratio should be decided through discussions between the Companies and then approved by Showa Shell Board of Directors. The Opinion Letter is one of factors which may be used to study the Transaction by Showa Shell and thus not constitutes a decisive factor to form an opinion of Showa Shell Board of Directors with respect to the Transaction or the Exchange Ratio. Mizuho Securities has not asked to provide, and has not provided therein, any opinion as to any transaction other than the Transaction or as to the relative merits or demerits of the Transaction in comparison to any other transaction. Mizuho Securities is under no obligation to Showa Shell or its Board of Directors to solicit indications of interest from any third party in connection with the Transaction, nor did it make any such solicitations.

The Opinion Letter is limited to the fairness, from a financial point of view, of the Exchange Ratio to Showa Shell common shareholders, and it expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Showa Shell. The Opinion Letter is not intended to be and does not constitute a recommendation to Showa Shell common shareholders as to how they should vote or act with respect to any matter relating to the Transaction. Furthermore, it expresses no opinion with respect to transaction schemes, structure and other various terms and conditions of the Transaction (excluding the Exchange Ratio), nor does it express opinions with respect to the amount or nature of any compensation to any directors, executive officers or employees of either Company, or any class of such persons, relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation.

2. Overview of Analyses by Idemitsu Kosan’s third party financial advisors

(J.P. Morgan)

J.P. Morgan performed an average market share price analysis on the common stock of Idemitsu Kosan and Showa Shell, as well as a discounted cash flow (“DCF”) analysis based on the projections prepared and furnished to J.P. Morgan by the managements of Idemitsu Kosan and Showa Shell in order to take into account the state of future business operations in the valuation. The calculated ranges of the Share Exchange Ratio for the Share Exchange based on each method are as indicated below. The calculated ranges of the Share Exchange Ratio below show the range of the number of shares of the Idemitsu Kosan common stock to be allotted for each share of common stock of Showa Shell.

In performing the average market share price analysis, J.P. Morgan used October 15, 2018 as the base date (“Base Date”), and reviewed the per share closing price trading data of Idemitsu Kosan and Showa Shell on the Base Date and the average daily closing share prices of Idemitsu Kosan and Showa Shell on the Tokyo Stock Exchange (“TSE”) for one-month, three-month and six-month periods through the Base Date.

The business plan of Idemitsu Kosan for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by J.P. Morgan, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by J.P. Morgan, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

	Valuation Method	Calculated Range of the Share Exchange Ratio
1	Average Share Price Analysis	0.39 ~ 0.41
2	DCF Analysis	0.39 ~ 0.45

J.P. Morgan delivered to the Board of Directors of Idemitsu Kosan a written opinion, as of October 16, 2018, that the share exchange ratio to be used in the Share Exchange (“Share Exchange Ratio”) was, as of the same date, fair, from a financial point of view, to Idemitsu Kosan.

The written opinion was provided solely for the benefit of the Board of Directors of Idemitsu Kosan in connection with evaluation of the Share Exchange and for the purposes of reference in performing such evaluation. The written opinion does not constitute a recommendation to any shareholder of Idemitsu Kosan as to how such shareholder should vote with respect to the Share Exchange or any other matter.

In giving its opinion and conducting analyses with respect to the Share Exchange Ratio, which was the basis for the written opinion, J.P. Morgan has relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Idemitsu Kosan and Showa Shell or otherwise reviewed by or for J.P. Morgan. J.P. Morgan has not independently verified any such information or its accuracy or completeness and, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities of Idemitsu Kosan or Showa Shell, nor has it evaluated the solvency of Idemitsu Kosan or Showa Shell under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Idemitsu Kosan and Showa Shell to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan has also assumed that the Share Exchange and the other transactions contemplated by the share exchange agreement (the “Agreement”) will qualify as a tax-free reorganization for Japanese income tax purpose, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan has also assumed that the representations and warranties made by Idemitsu Kosan and Showa Shell in the Agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, tax or accounting expert and relied on the assessments made by advisors of Idemitsu Kosan with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange would be obtained without any adverse effect on Idemitsu Kosan or Showa Shell or on the contemplated benefits of the Share Exchange. In addition, with the approval of Idemitsu Kosan, J.P. Morgan has assumed that the proposed buyback by Idemitsu Kosan of its common stock announced on July 10, 2018 will be completed in full as announced.

The opinion and analyses with respect to the Share Exchange Ratio, which was the basis for the written opinion, provided by J.P. Morgan were necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of October 16, 2018. It should be understood that subsequent developments may affect the opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such analyses and opinion. The written opinion was limited to the fairness, from a financial point of view, to Idemitsu Kosan of the Share Exchange Ratio in the proposed Share Exchange and J.P. Morgan expressed no opinion as to the fairness of the Share Exchange to the holders of any class of securities, creditors or other constituencies of Idemitsu Kosan or as to the underlying decision by Idemitsu Kosan to engage in the Share Exchange. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Stock Exchange, or any class of such persons relative to the Share Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which common stock of Idemitsu Kosan or Showa Shell will trade at any future time.

The financial projections for Idemitsu Kosan and Showa Shell furnished to J.P. Morgan by the two companies were prepared by the managements of Idemitsu Kosan and Showa Shell, respectively. Neither Idemitsu Kosan nor Showa Shell publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Share Exchange, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

The foregoing summary of the analysis with respect to the Share Exchange Ratio and the valuation method thereof does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In providing its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form a view as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in providing its opinion. None of the selected companies reviewed as described in the above analysis as a comparison is identical to Idemitsu Kosan or Showa Shell or any of their respective operating units or subsidiaries. However, the companies selected were chosen because they are publicly traded companies with businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Idemitsu Kosan and Showa Shell, as the case may be. The analyses necessarily involve complex considerations and judgments concerning differences in financial and business characteristics of the companies involved and other factors that could affect the companies compared to Idemitsu Kosan and Showa Shell.

J.P. Morgan has acted as financial advisor to Idemitsu Kosan with respect to the proposed Share Exchange and will receive a fee from Idemitsu Kosan for its services. In addition, Idemitsu Kosan has agreed to indemnify J.P. Morgan against certain liabilities arising out of its engagement. During the two years preceding the date of the written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Idemitsu Kosan for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Idemitsu Kosan in relation to its acquisition of shares of Showa Shell from Royal Dutch Shell plc, which was closed in December 2016, and acting as a joint global coordinator for Idemitsu Kosan’s global offering of its common stock, which was closed in July 2017. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Idemitsu Kosan and Showa Shell. In the ordinary course of businesses of J.P. Morgan and its affiliates, they may actively trade the debt and, equity securities or financial instruments (including derivatives, bank loans or other obligations) of Idemitsu Kosan or Showa Shell for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

(Goldman Sachs)

Goldman Sachs Japan Co., Ltd and its affiliates (collectively, “Goldman Sachs”), as part of the process of preparing its written opinion referred to in Item “2.(4) Measures to ensure fairness”, performed a historical stock price analysis and discounted cash flow (“DCF”) analysis, which DCF analysis was based upon publicly available information and certain internal financial analyses and forecasts for Idemitsu and certain financial analyses and forecasts for Showa Shell, in each case, on a stand-alone basis and as prepared by Idemitsu’s management and approved for Goldman Sachs’ use by Idemitsu. The results of the respective analyses are shown below. The below ranges of the stock exchange ratio are for a number of shares of common stock of Idemitsu (“Idemitsu Common Stock”) to be issued in exchange for one share of Showa Shell common stock (“Showa Shell Common Stock”). In performing the stock price analysis, Goldman Sachs used October 15, 2018, as the base date, and reviewed as a basis for the analysis the exchange ratio calculated based on the closing market prices of Idemitsu Common Stock and Showa Shell Common Stock during the period beginning on July 20, 2017, the day on which Idemitsu completed its global offering of newly issued shares of common stock announced on July 3, 2017 in a press release entitled “Notice on Issuance of New Shares by Way of Global Offering”, and ending on the base date as a basis for the analysis. The business plan of Idemitsu prepared by Idemitsu’s management for the fiscal years ending March 2019 to March 2023, which Idemitsu provided to, and approved for use by Goldman Sachs as the basis for the DCF analysis, does not include any fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell prepared by Idemitsu’s management for the fiscal years ending March 2019 to March 2023, which Idemitsu provided to, and approved for use by Goldman Sachs as the basis for the DCF analysis, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, earnings for the fiscal year ending March 2019 are expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 are expected to decrease substantially on a year-on-year basis due to, among other things, unfavorable petroleum products market conditions and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 are expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to a recovery in overseas petroleum products market conditions along with changes in regulations and the completion of the periodic maintenance of refineries.

Goldman Sachs delivered to Idemitsu a written opinion, approved by a fairness committee of Goldman Sachs, that, as of October 16, 2018, and based upon and subject to certain conditions, including the assumptions described below, the exchange ratio pursuant to the Share Exchange Agreement was fair from a financial point of view to Idemitsu. Goldman Sachs provided its advisory services, the opinion and its financial analysis report (santei-sho) regarding the exchange ratio (the “GS Exchange Ratio Report”) solely for the information and assistance of the Board of Directors of Idemitsu in connection with its consideration of the Share Exchange and neither such opinion nor the GS Exchange Ratio Report constitutes a recommendation as to how any holder of Idemitsu Common Stock should vote with respect to the Share Exchange or any other matter. Goldman Sachs did not recommend any specific stock exchange ratio to Idemitsu or its Board of Directors or that any specific stock exchange ratio constituted the only appropriate stock exchange ratio. Please refer to Note below which sets forth in more detail, the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

Methodology	Range of the stock exchange ratio
Stock Price Analysis	0.34 ~ 0.47
DCF Analysis	0.21 ~ 0.46

Goldman Sachs also conducted a contribution analysis and present value of future stock price analysis. Goldman Sachs reviewed and considered such analyses as a whole in preparing its opinion and did not attribute any particular weight to any factor or analysis considered by it. Goldman Sachs’ analyses (including the GS Exchange Ratio Report) and opinion are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of October 16, 2018, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or analyses (including the GS Exchange Ratio Report) based on circumstances, developments or events occurring after such date. Goldman Sachs assumed with Idemitsu’s consent that certain internal financial analyses and forecasts for Idemitsu and certain financial analyses and forecasts for Showa Shell and certain operating synergies projected by Idemitsu and Showa Shell to result from the Share Exchange have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Idemitsu. Except as otherwise noted, the quantitative information used in Goldman Sachs’ financial analyses (including the GS Exchange Ratio Report), to the extent it is based on market data, is based on market data as it existed on or before October 15, 2018 and is not necessarily indicative of current market conditions.

(Note)

Goldman Sachs is engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Idemitsu, Showa Shell and any of their respective affiliates and third parties, including Saudi Arabian Oil Company (“Saudi Aramco”), a significant shareholder of Showa Shell, and its affiliates, including the Kingdom of Saudi Arabia (together with its agencies and instrumentalities, the “Kingdom of Saudi Arabia”) or any currency or commodity that may be involved in the Share Exchange. Goldman Sachs has acted as financial advisor to Idemitsu in connection with, and has participated in certain of the negotiations leading to, the Share Exchange. Goldman Sachs expects to receive fees for its services in connection with the Share Exchange, the principal portion of which is contingent upon consummation of the Share Exchange, and Idemitsu has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Idemitsu and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint lead manager and book runner in connection with a global offering of 41,739,200 shares of Idemitsu Common Stock in July 2017 and financial advisor to Idemitsu in connection with an acquisition of 117,761,200 shares of Showa Shell Common Stock in December 2016. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Saudi Aramco and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Saudi Aramco in connection with an acquisition of Gunvor Petroleum’s Rotterdam interest in Maasvlakte Olie Terminal in October 2017. Goldman Sachs has also provided certain financial advisory and/or underwriting services to the Kingdom of Saudi Arabia and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Idemitsu, Showa Shell, Saudi Aramco, the Kingdom of Saudi Arabia and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

In connection with preparing its opinion and the GS Exchange Ratio Report, Goldman Sachs has reviewed, among other things, the Agreement; the Annual Securities Reports (Yuka Shoken Houkoku-Sho) and annual reports to stockholders of each of Idemitsu and Showa Shell for the five fiscal years ended March 31, 2018 and December 31, 2017, respectively; certain interim reports to stockholders and the Quarterly Reports (Shihanki Houkoku-Sho) of Idemitsu and Showa Shell; certain other communications from Idemitsu and Showa Shell to their respective stockholders; certain publicly available research analyst reports for Idemitsu and Showa Shell; certain internal financial analyses and forecasts for Showa Shell prepared by its management; and certain internal financial analyses and forecasts for Idemitsu and certain financial analyses and forecasts for Showa Shell, in each case, as prepared by the management of Idemitsu and approved for Goldman Sachs’ use by Idemitsu (the “Forecasts”), and certain operating synergies projected by the managements of Idemitsu and Showa Shell to result from the Share Exchange, as approved for Goldman Sachs’ use by Idemitsu (the “Synergies”). Goldman Sachs has also held discussions with members of the senior management of Idemitsu regarding their assessment of the past and current business operations, financial condition and future prospects of Showa Shell and Idemitsu, and the strategic rationale for, and the potential benefits of, the Share Exchange; reviewed the reported price and trading activity for the shares of Idemitsu Common Stock and the shares of Showa Shell Common Stock; compared certain financial and stock market information for Idemitsu and Showa Shell with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil refinery industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion and the GS Exchange Ratio Report, Goldman Sachs has, with Idemitsu’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed with Idemitsu’s consent that the Forecasts and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Idemitsu. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Idemitsu or Showa Shell or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange will be obtained without any adverse effect on Idemitsu or Showa Shell or on the expected benefits of the Share Exchange in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also has assumed that the Share Exchange will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Neither Goldman Sachs’ opinion nor the GS Exchange Ratio addresses the underlying business decision of Idemitsu to engage in the Share Exchange, or the relative merits of the Share Exchange as compared to any strategic alternatives that may be available to Idemitsu; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Idemitsu, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Agreement or Share Exchange or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Share Exchange, including, the fairness of the Share Exchange to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Idemitsu; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Idemitsu or Showa Shell, or any class of such persons in connection with the Share Exchange, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which shares of Idemitsu Common Stock will trade at any time or as to the impact of the Share Exchange on the solvency or viability of Idemitsu or Showa Shell or the ability of Idemitsu or Showa Shell to pay their respective obligations when they come due. Goldman Sachs’ opinion and the GS Exchange Ratio Report are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date hereof and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or the GS Exchange Ratio Report based on circumstances, developments or events occurring after the date hereof. Goldman Sachs’ advisory services, the opinion expressed by Goldman Sachs, and the GS Exchange Ratio Report are provided solely for the information and assistance of the Board of Directors of Idemitsu in connection with its consideration of the Share Exchange and neither such opinion nor the GS Exchange Ratio Report constitutes a recommendation as to how any holder of Idemitsu Common Stock should vote with respect to such Share Exchange or any other matter. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

(Daiwa)

In performing its analysis, Daiwa reviewed the financial information of the Companies, in addition to reviewing the terms and conditions of the Share Exchange. Daiwa used a stock price analysis, since the shares of both companies are listed on a securities exchange and market share prices are publicly available. In addition, to evaluate future business operations, Daiwa performed a valuation based on a discounted cash flow (“DCF”) analysis. The valuation ranges of the Share Exchange Ratio set forth below represent the valuation ranges for the number of shares of Idemitsu Kosan common stock to be allocated in exchange for one share of Showa Shell common stock.

Analysis Method	Calculation Range of Share Exchange Ratio
Stock Price Analysis	0.39 - 0.41
DCF Analysis	0.32 - 0.48

In performing the stock price analysis, Daiwa used October 15, 2018 as the reference date and reviewed the closing share prices from the Tokyo Stock Exchange on the reference date and the average of the closing share prices during the most recent month, the most recent three (3) months and the most recent six (6) months, each ending on the reference date.

Daiwa rendered its fairness opinion to Idemitsu Kosan, dated October 16, 2018, stating that from a financial point of view, the agreed upon Share Exchange Ratio is fair to Idemitsu Kosan, subject to the conditions set forth below and certain other conditions.

In preparing its fairness opinion, Daiwa analyzed and reviewed the Share Exchange Ratio. For such analysis and review, Daiwa used, in principle, as-is material and information provided by the Companies as well as publicly available information. Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa reviewed or analyzed, and did not independently verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Idemitsu Kosan, Showa Shell or any of their respective affiliates (as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements, etc. of Japan) (hereinafter, “Affiliates”), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. In preparing its fairness opinion, Daiwa assumed that there were no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Idemitsu Kosan, Showa Shell or any of their respective Affiliates that might affect its opinion. Daiwa did not evaluate the solvency or creditworthiness of Idemitsu Kosan, Showa Shell or any of their respective Affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa did not conduct any physical inspection of the properties or facilities of Idemitsu Kosan, Showa Shell or any of their respective Affiliates, nor did Daiwa assume any obligation to do so. Daiwa understands that Idemitsu Kosan’s accounting, tax, and legal advisors performed financial, tax and legal due diligence, respectively, on Showa Shell based on the scope of due diligence agreed upon between the respective advisors and Idemitsu Kosan. Daiwa did not independently verify such scope or assume any obligation with respect to such due diligence.

In preparing its opinion, Daiwa assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa by the Companies were prepared according to reasonable procedures and reflect the best then-available estimates and judgment of the management of the Companies, respectively, and Daiwa neither conducted independent verifications of the accuracy, validity or feasibility of the business plans nor assumed any obligation or responsibility to do so. Daiwa assumed that all assumptions in the preparation of the business plans and financial forecasts were accurate and feasible. Daiwa conducted no independent verifications of the accuracy or feasibility thereof, nor did Daiwa assume any obligation to do so.

Daiwa performed the DCF analysis based on the business plans, financial forecasts and other information regarding the future of the Companies provided by Idemitsu Kosan. The business plan of Idemitsu for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Daiwa, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Daiwa, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

Daiwa assumed that the Share Exchange Agreement would be properly and validly executed by the Companies with terms and conditions substantially the same as those set forth in the draft of the Share Exchange Agreement that Daiwa reviewed, and that the Share Exchange would be legally and validly performed and completed pursuant to the terms and conditions of the Share Exchange Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa assumed that the transaction would be legally and validly performed, that the tax effects arising from the transaction would not be different from the anticipated tax effects by the Companies, and that the governmental, regulatory or other consents or approvals necessary for the execution of the transaction would be obtained without any prejudice to the benefits expected to be brought by transaction. Therefore, Daiwa has no obligation to conduct the independent verifications thereof. Daiwa did not evaluate the decision of Idemitsu Kosan with respect to its execution of the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to Idemitsu Kosan, nor was Daiwa requested by Idemitsu Kosan to do so. Daiwa is not an accounting, tax or legal expert and neither independently reviewed or analyzed nor assumed any obligation to independently review or analyze the legality or validity of any matter regarding the transaction or the appropriateness of the accounting and tax treatment of any matter regarding the transaction. Daiwa also assumed that the anticipated tax effects of the transaction communicated to Daiwa by Idemitsu Kosan would be realized.

Daiwa Securities Group, mainly consisting of Daiwa Securities Group Inc., which is the parent company of Daiwa, conducts investment and financing services business concentrating on securities-related business as the principle business. Daiwa has provided to Idemitsu Kosan, Showa Shell and their respective Affiliates its services, for which Daiwa has received compensation in the past and the present, and may do so in the future. Idemitsu Kosan fully understands that Daiwa and its affiliates have provided, or may provide in the future, services for other transactions to Showa Shell and its Affiliates, for which Daiwa has received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa and its affiliates may actively trade or hold financial products, including securities and derivatives products, of Idemitsu Kosan, Showa Shell or any of their respective Affiliates, for its own and its Affiliates’ accounts or for the accounts of customers.

Daiwa’s opinion was prepared solely for the use and benefit of the board of directors of Idemitsu Kosan in connection with its review of the Share Exchange Ratio. Idemitsu Kosan may not cause Daiwa’s opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party opinion to be disclosed without Daiwa’s prior written consent. Idemitsu Kosan will be also solely responsible for such disclosure with Daiwa’s prior consent, and Daiwa will not be responsible for such disclosure. Moreover, Daiwa’s opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of Idemitsu Kosan as to how such holder of shares should vote on the transaction (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of Idemitsu Kosan or any other related matters.

Daiwa’s opinion addresses only the fairness of the Share Exchange Ratio from a financial point of view to the holders of the shares of the common stock of Idemitsu Kosan, and Idemitsu Kosan did not ask Daiwa to address, and Daiwa’s opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of Idemitsu Kosan. Daiwa does not provide any opinion on any premise or assumption upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Idemitsu Kosan to proceed with the transaction. Daiwa does not express any opinion as to the prices at which the shares of common stock of Idemitsu Kosan or Showa Shell will be traded at any time after the date of its opinion. In addition, Daiwa expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Exchange Ratio by any officers, directors, employees or any similar such persons involved in the transaction.

Daiwa’s opinion is based on financial information prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under IFRS. Daiwa’s opinion is also based upon financial, economic, market and other conditions as they existed as of October 16, 2018, and relied on information made available to Daiwa by October 16, 2018. However, some materials and information used for the calculation were made at different points in time because the availability of materials and information was restricted. Additionally, although Daiwa’s opinion may be affected by future changes in conditions, Daiwa does not assume any obligation to revise, renew, supplement or reaffirm its opinion.

Schedule 2

Overview of the special committee’s calculation of share exchange ratio

In performing its analysis, Nomura reviewed the financial information of Showa Shell and Idemitsu Kosan, in addition to the terms and conditions of the Share Exchange. Nomura used an average stock price analysis, since the shares of both companies are listed on a securities exchange and market share prices are publicly available. Further, the discounted cash flow analysis (“DCF Analysis”) was used to reflect future business operations. As for the average stock price analysis, the following share prices were used: the closing share price on July 9, 2018 (the reference date; hereinafter “Reference Date 1”), which is the business day before the “Announcement Regarding Execution of Business Integration Agreement” was released by Showa Shell and Idemitsu Kosan on July 10, 2018; the average closing share price for the one-week period, one-month period, three-month period, and six-month period preceding the Reference Date 1 were used, and the closing share price on October 15, 2018 (the reference date; hereinafter “Reference Date 2”); and the average closing share price during the one-week period, one-month period, three-month period, and six-month period preceding the Reference Date 2.

The calculated ranges of the Share Exchange Ratio below show the range of the number of shares of Idemitsu Kosan common stock to be allotted for each share of common stock of Showa Shell.

Analysis Method	Calculation Range of Share Exchange Ratio
Average Stock Price Analysis (Reference Date 1)	0.38 ~ 0.43
Average Stock Price Analysis (Reference Date 2)	0.39 ~ 0.41
DCF Analysis	0.38 ~ 0.47

In conducting its analysis with respect to the Share Exchange Ratio, Nomura has assumed and relied upon the accuracy and completeness of all public information reviewed by Nomura and all financial, legal, regulatory, tax, accounting and other information provided to Nomura. Nomura did not independently verify the accuracy and completeness of such information. In addition, Nomura has not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Showa Shell and Idemitsu Kosan and their affiliates, including analyses or valuations of individual assets or liabilities. Moreover, Nomura has not made any request to a third party for such valuation, appraisal or assessment. With respect to the financial projections and other forward-looking information concerning Showa Shell and Idemitsu Kosan provided to Nomura, Nomura has assumed that such information was reasonably prepared or reviewed by the management of Showa Shell and Idemitsu Kosan based on the best and bona fide estimates and judgments currently available, and that the future financial condition of the post share exchange company will be consistent with such projections. Nomura has relied upon such projections and other forward-looking information without independent verification.

The DCF Analysis was based on stand-alone business plan for each of Showa Shell and Idemitsu Kosan, and the synergistic effects of the Business Integration have not been reflected in either of the company’s business plans on which the DCF Analysis is based. The business plan of Idemitsu Kosan for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF Analysis by Nomura, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF Analysis by Nomura, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

Assumption and Disclaimer of Fairness Opinion provided by Nomura Securities Co., Ltd.

Nomura has assumed and relied upon the accuracy and completeness of all public information reviewed by Nomura and all financial, legal, regulatory, tax, accounting and other information provided to Nomura for the purpose of rendering the fairness opinion (“Fairness Opinion”). Nomura did not independently verify the accuracy and completeness of such information, nor does Nomura assume any responsibility for doing so. Nomura has not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Showa Shell and Idemitsu Kosan and their affiliates, including analyses or valuations of individual assets or liabilities. Moreover, Nomura has not made any request to a third party for such valuation, appraisal or assessment. With respect to the financial projections and other forward-looking information concerning Showa Shell and Idemitsu Kosan provided to Nomura, Nomura has assumed that such information was reasonably prepared or reviewed by the management of Showa Shell and Idemitsu Kosan based on the best and bona fide estimates and judgments currently available, and that the future financial condition of the post share exchange company will be consistent with such projections. In preparing Fairness Opinion, Nomura has relied upon such projections and other forward-looking information without independent verification. Nomura provides no assurance whatsoever concerning the achievability of such financial projections. Nomura has assumed, without independent verification and assumption of any responsibility thereof, that the Share Exchange will be carried out lawfully and validly in accordance with the terms set forth in the agreement regarding the Share Exchange (the “Agreement”) and that the Share Exchange will not have any tax consequences different from the assumed consequences provided to Nomura. In addition, Nomura has assumed, without independent verification and assumption of any responsibility thereof, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange will be obtained without any adverse effect on the contemplated benefits of the Share Exchange and that the Share Exchange will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term or agreement therein. Nomura was not asked to provide, and has not provided, any opinion on any transaction other than the Share Exchange or on the relative merits of the Share Exchange as compared to any other transaction by Showa Shell or the special committee established by Showa Shell for the Share Exchange (the “Special Committee”). Nomura is under no obligation to Showa Shell, its Board of Directors, or the Special Committee to solicit indications of interest from any third party in connection with the Share Exchange, nor did Nomura make any such solicitations.

Nomura has acted as the financial advisor to the Special Committee in connection with the Share Exchange. Nomura expects to receive from Showa Shell fees for such services, including a fee contingent on submission of Fairness Opinion. In addition, Nomura expects to receive from Showa Shell reimbursement of certain expenses incurred by Nomura and its affiliates. The waiver and indemnity clauses specified in the agreement between Nomura and Showa Shell are applicable in connection with the rendering of Fairness Opinion. Nomura and its affiliates may have provided in the past and may in the future provide investment banking, other financial instruments and financing services or other similar services to Showa Shell, Idemitsu Kosan, or their affiliates, for which Nomura and its affiliates would expect to receive compensation. In the ordinary course of business, Nomura and its affiliates may from time to time acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Showa Shell, Idemitsu Kosan, or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

Nomura’s opinion expressed in Fairness Opinion (“Nomura’s Opinion”) is provided for the information and assistance of the Special Committee in connection with its consideration of the share exchange ratio between Showa Shell and Idemitsu Kosan (the “Share Exchange Ratio”). Nomura’s Opinion addresses only the fairness of the Share Exchange Ratio, from a financial point of view, under the conditions and assumptions set out in Fairness Opinion; Nomura was not asked to provide, and does not provide herein, any opinion on any of the premises or assumptions upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Showa Shell to proceed with the Share Exchange. Nomura’s Opinion does not constitute a recommendation as to how any holder of the shares of Showa Shell common stock should vote or act on any matter relating to the Share Exchange. Furthermore, Fairness Opinion does not purport to provide any opinion on the past, current and future market prices of the common stock of Showa Shell and Idemitsu Kosan. Nomura does not provide independent advice related to legal, regulatory, tax, accounting or environmental matters in connection with the Share Exchange, and has relied upon the judgment of Showa Shell or its third-party advisors concerning such matters.

Except as otherwise specially permitted under the agreement between Showa Shell and Nomura, Fairness Opinion may not be disclosed to any other person or used for any purpose other than as originally intended. Showa Shell and the Special Committee may not disclose, refer to, transmit or use Fairness Opinion, in whole or in part, without Nomura’s prior consent in writing.

Nomura’s Opinion is based on financial, economic, market, business and other conditions as they exist on the date of Fairness Opinion, and relies upon information that Nomura has as of the date of Fairness Opinion. Although Nomura’s Opinion may be affected by future changes in conditions, Nomura does not assume any responsibility to modify, change or supplement this opinion in the future.

Schedule 3

Outline of the Parties to the Business Integration

		Wholly owned subsidiary company of the share exchange		Wholly owning parent company of the share exchange
1	Corporate name	Showa Shell Sekiyu, K.K.		Idemitsu Kosan Co., Ltd.
2	Principal office	2-3-2 Daiba, Minato-ku, Tokyo		3-1-1 Marunouchi, Chiyoda-ku, Tokyo
3	Name and title of representative	Tsuyoshi Kameoka, Representative Director, President, Executive Officer, CEO		Shunichi Kito, Representative Director & Chief Executive Officer
4	Description of business	Oil business (mainly imports, exports, refining, storage and sales of crude oil and petroleum products) Energy solutions business (solar, electric power), etc.

Petroleum refining and manufacture and sale of oil products

Manufacture and sale of petrochemical products

Development, production, and sale of petroleum and coal resources

Development, manufacture, and sale of electronic materials and agricultural chemicals, etc.

5	Capital	34,197 million yen (as of June 30, 2018)		168,351 million yen (as of March 31, 2018)
6	Date of establishment	August 1, 1942		March 30, 1940
7	Total number of outstanding shares	376,850,400 shares (as of June 30, 2018)		208,000,000 shares (as of March 31, 2018)
8	Fiscal year-end	March 31		March 31
9	Number of employees	4,465 (consolidated) (as of December 31, 2017)		8,955 (consolidated) (as of March 31, 2018)
10	Main business partners	Dealers and general customers		Dealers and general customers
11	Main banks	Mizuho Bank, Ltd. MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Development Bank of Japan Inc.		MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited The Norinchukin Bank Mitsubishi UFJ Trust and Banking Corporation Mizuho Bank, Ltd.
12	Major shareholders and their shareholding ratio	Idemitsu Kosan Co., Ltd.	31.25%	Nissho Kosan K.K.	13.04%
		Aramco Overseas Company B.V.	14.96%	Idemitsu Culture and Welfare Foundation	5.96%
		The Master Trust Bank of Japan, Ltd. (Trust account)	5.76%	Idemitsu Museum of Arts Foundation	3.85%
		Japan Trustee Services Bank, Ltd. (Trust account)	3.78%	Japan Trustee Services Bank, Ltd. (Trust account)	3.33%
		The Shell Petroleum Company Limited	1.99%	The Master Trust Bank of Japan, Ltd. (Trust account)	3.27%
		BNY GCM CLIENT ACCOUNT JPRD ISG (FE-AC)	1.90%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.47%
		The Anglo-Saxon Petroleum Company Limited	1.80%	Sumitomo Mitsui Banking Corporation	2.47%
		Trust & Custody Services Bank, Ltd.(Securities Investment Trust Account)	1.09%	Sumitomo Mitsui Trust Bank, Limited	2.47%
		STATE STREET BANK WEST CLIENT - TREATY 505234	0.96%	Munakata Godo Kaisha	2.39%
		Japan Trustee Services Bank, Ltd. (Trust account 5) (as of June 30, 2018)	0.96%	Idemitsu Employee Stockholders Committee (as of March 31, 2018)	2.37%

13	Relationships between the parties
	Capital relationship	As of today, Idemitsu Kosan owns 117,761,200 shares of Showa Shell (equivalent to 31.25% of the total number of issued shares).
Personnel relationship

Two directors of Showa Shell (Daisuke Seki and Katsumi Saito) assumed office as Idemitsu Kosan’s directors in the past.

In addition, Idemitsu Kosan accepted two persons from Showa Shell (Masayuki Kobayashi and Katsuaki Shindome) as outside members of the expanded management committee.

	Transaction relationship	The Companies have executed the Agreement Regarding the Enhancement and Promotion of the Business Collaboration, and formed a business group, and are enhancing and promoting business collaboration.
	Status as a related party	Showa Shell is Idemitsu Kosan’s equity method affiliated company and therefore, Showa Shell is a related party.

(Note)

In the wake of the proposal “Partial Amendment to the Articles of Incorporation” approved at the 106th annual shareholders’ meeting of Showa Shell held on March 28, 2018, the 107th business year of Showa Shell will have 15 months from January 1, 2018 to March 31, 2019.

14	Business performance and financial conditions for the last three years

(million yen)

	Showa Shell			Idemitsu Kosan
Fiscal year	FY ending in December, 2015	FY ending in December, 2016	FY ending in December, 2017	FY ending in March, 2016	FY ending in March, 2017	FY ending in March, 2018
Consolidated net assets	243,328	242,518	275,451	537,660	619,932	905,929
Consolidated total assets	957,665	976,134	1,038,882	2,402,118	2,641,633	2,920,265
Consolidated net assets per share (yen)	591.10	587.56	672.71	3,129.93	3,649.83	4,177.40
Consolidated gross sales	2,177,625	1,726,075	2,045,936	3,570,202	3,190,347	3,730,690
Consolidated operating profit or loss (Δ)	Δ12,209	46,410	78,477	Δ19,643	135,234	201,323
Consolidated ordinary profit or loss (Δ)	Δ13,282	47,840	92,973	Δ21,903	139,968	226,316
Consolidated current net profit or loss (Δ)	Δ27,467	16,919	42,751	Δ35,993	88,164	162,307
Amount of consolidated current net profit or loss per share (yen)	Δ72.93	44.92	113.51	Δ225.03	551.19	845.17
Dividend per share (yen)	38	38	40	50	50	80